Exhibit 99.1

Clear Channel Outdoor Reports Fourth Quarter and Full Year 2010 Results

2010 Revenues Increase 4%

2010 OIBDAN Increases 21%

San Antonio, Texas February 7, 2011 Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the fourth quarter and year ended December 31, 2010.

Mark Mays, CEO of Clear Channel Outdoor, commented: “The global business environment improved as the year progressed, with many of our markets seeing increased demand from advertisers. We witnessed strength across our U.S. operations, especially our digital boards, while our international business benefitted from a rebound in street furniture across a number of our markets. As a result, our margins continued to strengthen, reflecting the benefits of our cost-restructuring program and more efficient organization. Looking ahead, we remain focused on further improving our value proposition to our advertising partners, including expanding our digital footprint and audience measurement tools, while carefully managing our costs. As our markets continue to recover, we are well positioned to generate returns for the benefit of our shareholders.”

Full Year 2010 Results

For 2010, Clear Channel Outdoor’s revenues grew 4% to $2.8 billion. This $100 million increase over the $2.7 billion reported for 2009 resulted from an improved advertising environment driven by the strengthening economy and occurred across both the Americas and International outdoor businesses.

•

Americas Outdoor revenues increased $52 million, or 4%, across products, particularly digital, on improved rates and occupancy. Excluding the impact of the disposition of the Company’s Taxi Media business, and excluding the effects of foreign exchange[1], revenues were up $82 million, or 7%

•	International Outdoor revenues increased $48 million, or 3%, from street furniture growth across various countries. Excluding the effects of foreign exchange[1], revenues were up 4%

Clear Channel Outdoor’s operating expenses2 decreased 3% from 2009 to $2.04 billion during 2010. Included in the Company’s operating and corporate expenses for 2010 and 2009 were approximately $19 million and $53 million, respectively, of restructuring charges and approximately $12 million and $12 million, respectively, of non-cash compensation expense.

Corporate expenses2 increased $44 million during 2010 as compared to 2009, primarily due to increases in bonus expense from improved operating performance compared to the prior year and increases related to headcount from centralization efforts and the expansion of corporate capabilities.

The Company substantially completed its restructuring program during 2010, benefitting from cost reductions and experiencing lower restructuring expenses compared to 2009. The growth in revenues, along with expanded margins, driven by cost reductions, resulted in OIBDAN1 growth of 21% over 2009. OIBDAN1 was $648 million for 2010 compared to $535 million in 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN would have been 20%.

The Company’s consolidated net loss and diluted loss per share was $76 million and $0.26, respectively, during 2010, compared to net loss and diluted loss per share of $873 million and $2.46, respectively, during 2009.

Fourth Quarter 2010 Results

The Company reported revenues of $793 million in the fourth quarter of 2010, a 4% increase from the $763 million reported for the fourth quarter of 2009, and excluding the effects of movements in foreign exchange rates, the revenue increase would have been 5%.1

•

Americas Outdoor revenues increased $22 million, or 7%, across products on improved rates and occupancy. Excluding the impact of the disposition of the Company’s Taxi Media business in 2009, and the effects of foreign exchange[1], revenues were up $30 million, or 9%

•	International Outdoor revenues increased $8 million, or 2%, from street furniture growth across various countries. Excluding the effects of foreign exchange[1], revenues were up 5%

Clear Channel Outdoor’s operating expenses2 decreased 7%, to $549 million for the fourth quarter of 2010 compared to the same period of 2009. Expenses would have declined 5%, excluding the effects of movements in foreign exchange rates. 1 Included in the Company’s operating and corporate expenses for the fourth quarter of 2010 and 2009 are approximately $1 million and $30 million, respectively, of restructuring charges and approximately $4 million and $4 million, respectively, of non-cash compensation expense.

As a result of higher revenues and the impact of the cost savings generated by its restructuring program, the Company’s OIBDAN1 grew 33% over the fourth quarter of 2009. OIBDAN1 was $207 million for the fourth quarter of 2010 compared to $156 million for the fourth quarter of 2009.

Clear Channel Outdoor’s consolidated net income was $7 million, or $0.00 per diluted share, during the fourth quarter of 2010. This compares to a consolidated net loss of $58 million, or $0.18 per diluted share, for the fourth quarter of 2009.

Revenue, Operating Expenses and OIBDAN by Segment

(In thousands)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009
Revenue[1]
Americas	$361,999	$339,894	7%	$1,290,014	$1,238,171	4%
International	430,734	423,175	2%	1,507,980	1,459,853	3%

Consolidated revenue	$792,733	$763,069	4%	$2,797,994	$2,698,024	4%

Operating Expenses[1],2
Americas	$216,866	$219,544	(1%)	$798,161	$802,297	(1%)
International	331,653	368,718	(10%)	1,244,514	1,296,801	(4%)

Consolidated operating expenses	$548,519	$588,262	(7%)	$2,042,675	$2,099,098	(3%)

OIBDAN[1]
Americas	$145,133	$120,350	21%	$491,853	$435,874	13%
International	99,081	54,457	82%	263,466	163,052	62%
Corporate[2]	(36,759)	(18,697)		(107,212)	(63,532)

Consolidated OIBDAN	$207,455	$156,110	33%	$648,107	$535,394	21%

[1]

See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, revenue and direct operating and SG&A expense excluding Taxi Media, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release. See also the definition of OIBDAN under the Supplemental Disclosure section of this release.

[2]

The Company’s operating expenses include direct operating expenses and SG&A expenses but exclude non-cash compensation expense associated with the Company’s stock option grants and restricted stock and restricted stock unit awards. Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Americas

Americas’ outdoor revenue increased $51.9 million, or 4%, during 2010 compared to 2009 as a result of revenue growth across most of our advertising inventory, particularly digital. The increase was driven by increases in both occupancy and rate. Partially offsetting the revenue increase was the decrease in revenue related to the sale of the Company’s Taxi Media business during 2009.

Operating expenses2 decreased $4 million during 2010 compared to 2009. The decline in operating expenses was due to the disposition of Taxi Media, partially offset by a $26 million increase in variable expenses associated with the increase in revenue, a $6 million increase primarily related to the unfavorable impact of litigation and a $5 million increase in consulting costs.

Americas’ OIBDAN1 for 2010 was $492 million, an increase of 13% when compared with OIBDAN of $436 million for 2009. Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN would have been 12%. The growth in OIBDAN was driven by an overall improvement in business along with increased margins compared to 2009.

As of December 31, 2010, the Company had deployed 615 digital displays in 36 U.S. markets. This includes 59 digital displays that were rolled out during the fourth quarter of 2010 for a total of 158 digital displays that were deployed during 2010.

International

International outdoor revenue increased $48 million, or 3%, during 2010 compared to 2009, primarily as a result of revenue growth from street furniture across most countries, partially offset by the exit from businesses in Greece and India. Foreign exchange movements1 negatively impacted 2010 revenue by $10 million, or approximately 1%.

Operating expenses2 decreased $52 million during 2010 compared to 2009, primarily as a result of a $20 million decrease in expenses incurred in connection with the Company’s restructuring program and a $16 million decline in site-lease expenses primarily from cost savings attributable to the restructuring program. Also contributing to the decline in expenses was the exit from businesses in Greece and India during 2010, an $11 million decrease from movements in foreign exchange, and a $5 million decrease in business tax related to a change in French tax law.

Led by the revenue growth from the Company’s street furniture business and improved margins across a number of countries, primarily as a result of the savings from the restructuring program, International OIBDAN1 for 2010 increased 62% to $263 million from $163 million for 2009.

Other Events

In June 2010, Mark P. Mays announced his decision to retire as our Chief Executive Officer and asked the Company’s Board of Directors to initiate a search for his replacement. The Company has been actively searching for a replacement but, to date, has not identified his successor. Mr. Mays has informed the Company that he will step down as Chief Executive Officer on the earlier of the date that his successor joins the Company or March 31, 2011.

Conference Call

The Company, along with its parent company CC Media Holdings, Inc., will host a teleconference to discuss its results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0718 and the pass code is 191725. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor-relations/. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of thirty days. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 191725. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

(In thousands, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change

Revenue	$792,733	$763,069	4%	$2,797,994	$2,698,024	4%
Direct operating expenses	414,583	454,400		1,559,972	1,625,083
Selling, general and administrative expenses	137,383	136,474		494,656	484,404
Corporate expenses	36,870	19,801		107,596	65,247
Depreciation and amortization	102,747	111,878		413,588	439,647
Impairment charges	11,493	78,347		11,493	890,737
Other operating income (expense) – net	1,181	(18,356)		(23,753)	(8,231)

Operating income (loss)	90,838	(56,187)		186,936	(815,325)

Interest expense - net	53,023	39,561		219,993	154,195
Gain (loss) on marketable securities	(6,490)	—		(6,490)	(11,315)
Equity in earnings (loss) of nonconsolidated affiliates	(8,474)	(5,348)		(9,936)	(31,442)
Other expense – net	(1,888)	(4,080)		(5,335)	(9,368)

Income (loss) before income taxes	20,963	(105,176)		(54,818)	(1,021,645)
Income tax benefit (expense)	(14,215)	47,408		(21,599)	149,110

Consolidated net income (loss)	6,748	(57,768)		(76,417)	(872,535)
Less amount attributable to noncontrolling interest	2,468	(933)		11,106	(4,346)

Net income (loss) attributable to the Company	$4,280	$(56,835)		$(87,523)	$(868,189)

Diluted net earnings (loss) per share	$0.00	$(0.18)		$(0.26)	$(2.46)

Weighted average shares outstanding – Diluted	356,399	355,416		355,568	355,377

Foreign exchange movements reduced the Company’s fourth quarter of 2010 revenue and direct operating and SG&A expenses by approximately $9 million and $9 million, respectively, compared to the same period of 2009. Foreign exchange movements increased the Company’s 2010 revenue by approximately $1 million and decreased direct operating and SG&A expenses by approximately $2 million compared to 2009.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for 2010 and 2009 was:

(In millions)	December 31, 2010	December 31, 2009

Cash	$624.0	$609.4
Total Current Assets	$1,570.0	$1,640.5
Net Property, Plant and Equipment	$2,297.7	$2,440.6
Due from Clear Channel Communications	$383.8	$123.3
Total Assets	$7,096.1	$7,192.4

Current Liabilities (excluding current portion of long-term debt)	$743.7	$724.0
Long-Term Debt (including current portion of long-term debt)	$2,563.8	$2,608.9
Shareholders’ Equity	$2,708.1	$2,761.4

TABLE 3 - Restructuring Program Costs

The Company incurred the following costs, included in Direct operating, SG&A and Corporate expenses, in conjunction with its restructuring program:

(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Americas	$0.7	$2.0	$5.7	$10.0
International	0.1	26.5	12.2	38.4
Corporate	—	1.1	1.3	4.8

Total	$0.8	$29.6	$19.2	$53.2

TABLE 4 - Total Debt

At December 31, 2010 and December 31, 2009, Clear Channel Outdoor had total debt of:

(In millions)	December 31, 2010	December 31, 2009

Bank Credit Facility	$—	$30.0

Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500.0	500.0
9.25% Series B Senior Notes Due 2017	2,000.0	2,000.0
Other Debt	63.8	78.9

Total	2,563.8	2,608.9
Cash	624.0	609.4

Net Debt	$1,939.8	$1,999.5

The current portion of long-term debt, which is included in Other Debt, was $41.7 million as of December 31, 2010.

Liquidity and Financial Position

For the year ended December 31, 2010, cash flow provided by operating activities was $525 million, cash flow used for investing activities was $199 million, cash flow used for financing activities was $315 million, and the effect of exchange rate changes on cash was $3 million for a net increase in cash of $15 million during 2010.

Capital expenditures for the year ended December 31, 2010 were approximately $195 million compared to $176 million for the year ended December 31, 2009.

The Clear Channel Worldwide Holdings, Inc. Notes indentures restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. The Clear Channel Worldwide Holdings, Inc. Series B Notes indenture permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to pay dividends, including a $500 million exception for the payment of dividends.

Consolidated leverage, defined as total debt divided by EBITDA for the preceding four quarters, was 3.5:1 at December 31, 2010, and senior leverage, defined as senior debt divided by EBITDA for the preceding four quarters, was also 3.5:1 at December 31, 2010. The Company’s adjusted EBITDA of $742 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)– net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $12.5 million; (ii) an increase of $44.7 million for non-cash items; (iii) an increase of $24.9 million related to expenses incurred associated with the Company’s cost savings program; and (iv) an increase of $11.4 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth Clear Channel Outdoor’s OIBDAN for the three and twelve months ended December 31, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment Charge.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and net income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues, expenses and OIBDAN at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; (vii) Revenue and expense excluding Taxi Media business to revenue and expense; and (viii) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net and Impairment charges	OIBDAN

Three Months Ended December 31, 2010
Americas	$91,671	$2,654	$50,808	$—	$145,133
International	46,349	793	51,939	—	99,081
Corporate	(36,870)	111	—	—	(36,759)
Impairment charges	(11,493)	—	—	11,493	—
Other operating income – net	1,181	—	—	(1,181)	—

Consolidated	$90,838	$3,558	$102,747	$10,312	$207,455

Three Months Ended December 31, 2009
Americas	$66,676	$2,006	$51,668	$—	$120,350
International	(6,359)	606	60,210	—	54,457
Corporate	(19,801)	1,104	—	—	(18,697)
Impairment charges	(78,347)	—	—	78,347	—
Other operating expense – net	(18,356)	—	—	18,356	—

Consolidated	$(56,187)	$3,716	$111,878	$96,703	$156,110

Year Ended December 31, 2010
Americas	$273,519	$9,207	$209,127	$—	$491,853
International	56,259	2,746	204,461	—	263,466
Corporate	(107,596)	384	—	—	(107,212)
Impairment charges	(11,493)	—	—	11,493	—
Other operating expense – net	(23,753)	—	—	23,753	—

Consolidated	$186,936	$12,337	$413,588	$35,246	$648.107

Year Ended December 31, 2009
Americas	$217,617	$7,977	$210,280	$—	$435,874
International	(68,727)	2,412	229,367	—	163,052
Corporate	(65,247)	1,715	—	—	(63,532)
Impairment charges	(890,737)	—	—	890,737	—
Other operating expense – net	(8,231)	—	—	8,231	—

Consolidated	$(815,325)	$12,104	$439,647	$898,968	$535,394

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated Revenue	$792,733	$763,069	4%	$2,797,994	$2,698,024	4%

Excluding: Foreign exchange decrease (increase)	9,440	—		(929)	—

Revenue excluding effects of foreign exchange	$802,173	$763,069	5%	$2,797,065	$2,698,024	4%

Americas revenue	$361,999	$339,894	7%	$1,290,014	$1,238,171	4%
Excluding: Foreign exchange decrease (increase)	(4,293)	—		(11,276)	—

Americas revenue excluding effects of foreign exchange	$357,706	$339,894	5%	$1,278,738	$1,238,171	3%

International revenue	$430,734	$423,175	2%	$1,507,980	$1,459,853	3%
Excluding: Foreign exchange decrease (increase)	13,733	—		10,347	—

International revenue excluding effects of foreign exchange	$444,467	$423,175	5%	$1,518,327	$1,459,853	4%

Reconciliation of Expense (Direct Operating and SG&A Expenses)

Excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Consolidated Expense	$551,966	$590,874	(7%)	$2,054,628	$2,109,487	(3%)
Excluding: Foreign exchange decrease (increase)	9,007	—		2,074	—

Expense excluding effects of foreign exchange	$560,973	$590,874	(5%)	$2,056,702	$2,109,487	(3%)

Americas expense	$219,520	$221,550	(1%)	$807,368	$810,274	(0%)
Excluding: Foreign exchange decrease (increase)	(3,163)	—		(8,447)	—

Americas expense excluding effects of foreign exchange	$216,357	$221,550	(2%)	$798,921	$810,274	(1%)

International expense	$332,446	$369,324	(10%)	$1,247,260	$1,299,213	(4%)
Excluding: Foreign exchange decrease (increase)	12,170	—		10,521	—

International expense excluding effects of foreign exchange	$344,616	$369,324	(7%)	$1,257,781	$1,299,213	(3%)

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009

Consolidated OIBDAN	$207,455	$156,110	33%	$648,107	$535,394	21%
Excluding: Foreign exchange decrease (increase)	433	—		(3,003)	—

OIBDAN excluding effects of foreign exchange	$207,888	$156,110	33%	$645,104	$535,394	20%

Americas OIBDAN	$145,133	$120,350	21%	$491,853	$435,874	13%
Excluding: Foreign exchange decrease (increase)	(1,130)	—		(2,829)	—

Americas OIBDAN excluding effects of foreign exchange	$144,003	$120,350	20%	$489,024	$435,874	12%

International OIBDAN	$99,081	$54,457	82%	$263,466	$163,052	62%
Excluding: Foreign exchange decrease (increase)	1,563	—		(174)	—

International OIBDAN excluding effects of foreign exchange	$100,644	$54,457	85%	$263,292	$163,052	61%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009

Americas	$219,520	$221,550	(1%)	$807,368	$810,274	0%
Less: Non-cash compensation expense	(2,654)	(2,006)		(9,207)	(7,977)

	216,866	219,544	(1%)	798,161	802,297	(1%)

International	332,446	369,324	(10%)	1,247,260	1,299,213	(4%)
Less: Non-cash compensation expense	(793)	(606)		(2,746)	(2,412)

	331,653	368,718	(10%)	1,244,514	1,296,801	(4%)

Plus: Non-cash compensation expense	3,447	2,612		11,953	10,389

Consolidated divisional operating expenses	$551,966	$590,874	(7%)	$2,054,628	$2,109,487	(3%)

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009
Corporate Expense	$36,870	$19,801	86%	$107,596	$65,247	65%
Less: Non-cash compensation expense	(111)	(1,104)		(384)	(1,715)

	$36,759	$18,697	97%	$107,212	$63,532	69%

Reconciliation of Revenue excluding Taxi Media Effects to Revenue

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009

Consolidated Revenue	$792,733	$763,069	4%	$2,797,994	$2,698,024	4%

Excluding: Taxi Media revenues	—	(11,990)		—	(41,533)

Revenue excluding effects of Taxi Media	$792,733	$751,079	6%	$2,797,994	$2,656,491	5%

Americas Outdoor revenue	$361,999	$339,894	7%	$1,290,014	$1,238,171	4%

Excluding: Taxi Media revenues	—	(11,990)		—	(41,533)

Americas Outdoor revenue excluding effects of Taxi Media	$361,999	$327,904	10%	$1,290,014	$1,196,638	8%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Taxi Media Effects to Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009

Consolidated expense	$551,966	$590,874	(7%)	$2,054,628	$2,109,487	(3%)

Excluding: Taxi Media expenses	—	(13,041)		—	(50,269)

Consolidated expense excluding effects of Taxi Media	$551,966	$577,833	(4%)	$2,054,628	$2,059,218	(0%)

Americas Outdoor expense	$219,520	$221,550	(1%)	$807,368	$810,274	(0%)

Excluding: Taxi Media expenses	—	(13,041)		—	(50,269)

Americas Outdoor expense excluding effects of Taxi Media	$219,520	$208,509	5%	$807,368	$760,005	6%

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2010	2009		2010	2009
OIBDAN	$207,455	$156,110	33%	$648,107	$535,394	21%
Non-cash compensation expense	3,558	3,716		12,337	12,104
Depreciation and amortization	102,747	111,878		413,588	439,647
Impairment charges	11,493	78,347		11,493	890,737
Other operating income (expense) – net	1,181	(18,356)		(23,753)	(8,231)

Operating income (loss)	90,838	(56,187)		186,936	(815,325)

Interest expense	53,023	39,561		219,993	154,195
Gain (loss) on marketable securities	(6,490)	—		(6,490)	(11,315)
Equity in earnings (loss) of nonconsolidated affiliates	(8,474)	(5,348)		(9,936)	(31,442)
Other expense – net	(1,888)	(4,080)		(5,335)	(9,368)

Income (loss) before income taxes	20,963	(105,176)		(54,818)	(1,021,645)
Income tax benefit (expense)	(14,215)	47,408		(21,599)	149,110

Consolidated net income (loss)	6,748	(57,768)		(76,417)	(872,535)
Less amount attributable to noncontrolling interest	2,468	(933)		11,106	(4,346)

Net income (loss) attributable to the Company	$4,280	$(56,835)		$(87,523)	$(868,189)

Quarterly information regarding the sale of the Company’s Taxi Media business can be found in the Company’s first quarter 2010 earnings release, which is available on the Company’s website.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact: Randy Palmer, Director of Investor Relations, (210) 822-2828, or visit the Company’s web site at www.clearchanneloutdoor.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); changes in operating performance; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of the Company’s Annual Reports on Form 10-K. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.